EXHIBIT 99.1

Immunomedics Announces Third Quarter Fiscal 2008 Results

MORRIS PLAINS, N.J., May 7, 2008 (PRIME NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported revenues of $0.9 million and a net loss of $8.2 million, or $0.11 per share, for the third quarter of fiscal year 2008, which ended March 31, 2008. This compares to revenues of $0.9 million and a net loss of $5.1 million, or $0.08 per share, for the same period last year. The increase in net loss in the current quarter was primarily the result of an adjustment of $2.2 million to reduce the market value of our investments in auction rate securities (ARS). The Company continues to earn interest on its ARS investments in accordance with the corresponding contractual terms. Increased research and development spending of $2.0 million also contributed to the increase in net loss this quarter, which was partially offset by the sale of executive insurance contracts and reduced interest expense.

For the first nine months of the 2008 fiscal year, the Company reported revenues of $2.7 million and a net loss of $16.0 million, or $0.21 per share. This compares to revenue of $7.7 million and a net loss of $12.0 million, or $0.20 per share, for the same period last year. The current period did not include any amortization of deferred revenue from the UCB Agreement due to changes in the design of the trial by UCB. Consequently, the increase in net loss was primarily due to the $5.4 million of amortized deferred revenue from the UCB Agreement recognized in the previous period not recorded in the current period, the adjustment to ARS investments and increased research and development spending. This was partially offset by lower interest expense, reduced operating expenses resulting from the termination of certain executive life insurance agreements, an increase in tax benefits from the State of New Jersey and higher interest income.

As of March 31, 2008, the Company had $33.6 million in cash, cash equivalents and marketable securities, excluding restricted securities. Marketable securities consist of $26.8 million in AAA rated student loan auction rate securities, net of impairment losses of $2.2 million recorded in the third quarter of the 2008 fiscal year. The Company has been offered a line of credit of up to $15.0 million with a financial institution, secured by its marketable securities, and is currently negotiating the specific terms of the agreement. In addition, the Company has accepted a tender offer to convert $6.0 million of the marketable securities at par value plus accrued interest payable to the expected settlement date, May 21, 2008, which we expect will reduce the maximum principal amount under the proposed line of credit to $9.0 million.

Commenting on the quarter, Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer said, "With the acceptance of the tender offer for sale of ARS, our existing cash holdings and the expected additional credit facility we believe we will have sufficient liquidity to continue funding our R&D programs for at least the next twelve months. We will continue to monitor transactions in this market for possible liquidation of our holdings on terms that are acceptable for the Company." Mr. Gorman further stated, "We are also committed to the out-licensing of veltuzumab and are pleased with the progress of our ongoing negotiations."

Other developments of note during this quarter were as follows:

 *  Patient dosing has begun in a Phase I/II clinical trial evaluating the safety, tolerability and early indication of efficacy of veltuzumab, its humanized anti-CD20 antibody, for the treatment of immune thrombocytopenic purpura.

 *  Milatuzumab, the Company's proprietary humanized anti-CD74 antibody, was granted orphan drug designation by the U.S. Food and
    Drug Administration for the treatment of multiple myeloma.

 *  The Company was awarded U.S. patent 7,312,318 covering the composition of matter for humanized, chimeric and human anti-CD74 antibodies, CD74 antibody fusion proteins, immunoconjugates, vaccines and bispecific antibodies that bind to CD74, the major histocompatibility complex (MHC) class-II invariant chain, Ii, which is potentially useful for the treatment and diagnosis of
    B-cell disorders, such as B-cell malignancies, other malignancies in which the cells are reactive with CD74, and autoimmune
    diseases, and methods of treatment and diagnosis.

 *  At the 6th International Symposium on Targeted Anticancer
    Therapies (TAT 2008) in Bethesda, Maryland, the Company reported the development of three antibody (hPAM4, labetuzumab and hRS7)
    drug conjugates of SN-38, the active metabolite of irinotecan, aimed at treating pancreatic, colon and lung cancers.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have exclusively licensed our lead product candidate, epratuzumab, to UCB for the treatment of all autoimmune disease indications worldwide. Epratuzumab's most advanced clinical testing is for the treatment of systemic lupus erythematosus (SLE) and in non-Hodgkin's lymphoma (NHL). At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. We have retained the rights for epratuzumab in oncology indications, and are advancing trials in lymphoma and in childhood acute lymphoblastic leukemia in cooperation with National Cancer Institute Study Groups. In addition, the Company is conducting clinical trials with intravenous veltuzumab in patients with NHL and immune thrombocytopenic purpura, subcutaneous veltuzumab in NHL and chromic lymphocytic leukemia (CLL), 90Y-epratuzumab for the therapy of patients with lymphoma, 90Y-hPAM4 combined with gemcitabine for pancreatic cancer therapy, and milatuzumab (anti-CD74 humanized antibody) as a therapy for patients with multiple myeloma, NHL, and CLL. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. The Company is working to advance this new technology into clinical testing. We believe that our portfolio of intellectual property, which includes approximately 116 patents issued in the United States and more than 295 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at http://www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, patent protection, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partner for the further development of epratuzumab for autoimmune indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

                          IMMUNOMEDICS, INC.
                 Condensed Consolidated Balance Sheets

                                            March 31,      June 30,
                                             2008            2007
                                          -----------    -----------
 ASSETS
 Current Assets:
  Cash and cash equivalents               $ 6,755,265    $19,088,089
  Marketable securities                    26,800,000     27,145,320
  Accounts receivable, net of allowance
   for doubtful accounts                      932,528        708,212
  Inventory, net of reserve for
   obsolescence                               537,232        307,909
  Other current assets                        695,416        716,022
  Restricted securities - current portion     318,800      1,275,200
                                          -----------    -----------
                                           36,039,241     49,240,752

 Property and equipment, net                6,263,714      7,307,685
 Value of life insurance policies             414,061      3,618,538
 Other long-term assets                        30,000         31,264
                                          -----------    -----------
                                          $42,747,016    $60,198,239
                                          ===========    ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities                     $ 6,368,386    $ 6,819,432
  Deferred compensation                            --      1,826,885
  Deferred revenues - long term            31,145,385     31,145,385
  Minority interest                                --         76,126
  Stockholders' equity                      5,233,245     20,330,411
                                          -----------    -----------
                                          $42,747,016    $60,198,239
                                          ===========    ===========

            Condensed Consolidated Statements of Operations

                    Three Months Ended         Nine Months Ended
                        March 31,                  March 31,
                   2008          2007          2008          2007
                 -----------------------   -------------------------
                            As Adjusted(1)              As Adjusted(1)
 Revenues:
  Product sales  $  860,006      839,438     2,438,732     2,160,146
  License fee
   and other
   revenues              --       32,577            --     5,373,443
  Research &
   development       44,762       67,145       248,619       134,285
                 ----------   ----------   -----------   -----------
 Total Revenues  $  904,768      939,160     2,687,351     7,667,874
 Costs and
  Expenses        7,799,155    5,806,059    19,583,832    18,387,510
                 ----------   ----------   -----------   -----------
 Operating Loss  (6,894,387)  (4,866,899)  (16,896,481)  (10,719,636)
 Interest and
  Other Income
  (Expense)      (1,259,928)    (206,002)      (76,820)   (1,872,836)
                 ----------   ----------   -----------   -----------
 Loss before
  Income Tax
  Benefit        (8,154,315)  (5,072,901)  (16,973,301)  (12,592,472)
 Income Tax
  (Expense)
  Benefit            (1,502)     (44,021)    1,011,040       559,723
                 ----------   ----------   -----------   -----------
 Net Loss       $(8,155,817) $(5,116,922) $(15,962,261) $(12,032,749)
                 ==========   ==========   ===========   ===========

 Net Loss per
  Common Share,
  Basic and
  Diluted        $    (0.11)       (0.08)        (0.21)        (0.20)
                 ==========   ==========   ===========   ===========

 Weighted average
  number of
  common shares
  outstanding    75,107,164   65,000,333    75,088,019    60,065,038
                 ==========   ==========   ===========   ===========

 (1) Effective June 30, 2007, the Company changed its method of accounting for collateral assignment split-dollar life insurance arrangements to conform to the recent pronouncement EITF 06-10. The early adoption of this accounting standard resulted in a retroactive adjustment to the Company's Statement of Operations for the three-month and nine-month periods ended March 31, 2007, reducing expenses by $24,000 and $71,000, respectively.

CONTACT:  Immunomedics, Inc.
          Dr. Chau Cheng, Associate Director, Investor Relations &
           Business Analysis
          (973) 605-8200, extension 123
          ccheng@immunomedics.com